11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN ANNOUNCES 2007 FINANCIAL RESULTS

Reports Fourth Quarter EPS of $0.04, Adjusted EPS of $0.14

Miami, FL, March 27, 2008 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a specialty pharmaceutical company with transdermal drug delivery expertise, today announced financial results for the quarter and year ended December 31, 2007. The financial results announced today are unchanged from the preliminary unaudited financial information previously announced by Noven on March 12, 2008.

For full-year 2007, Noven reported net revenues of $83.2 million and a net loss (including an aggregate $106.8 million in special charges described below under the caption “2007 Charges”) of $45.4 million or $1.84 loss per share. Excluding the 2007 Charges and related tax effects, Noven would have reported net income of $23.6 million or $0.94 diluted earnings per share for 2007, compared to net income of $16.0 million or $0.66 diluted earnings per share for 2006.

As part of its transition from drug delivery to a broader-based specialty pharmaceutical company, on August 14, 2007, Noven completed the acquisition of JDS Pharmaceuticals (now known as Noven Therapeutics), a specialty pharmaceutical company focused in psychiatry and women’s health. Noven’s 2007 results include the results of operations of Noven Therapeutics from the acquisition date through December 31, 2007.

“All of our business units made important contributions to our 2007 operations and results,” said Jeffrey F. Eisenberg, Noven’s Executive Vice President & Interim Chief Executive Officer.

“In 2007, our Novogyne joint venture posted its fourth consecutive year of double digit growth in net income, and contributed a record $35.9 million to our results through our equity interest,” said Eisenberg. “Noven Transdermals, our transdermal development and manufacturing unit, generated a 55% increase in gross profit compared to 2006, having benefited from higher product sales and improved gross margins compared to 2006. During the year, we also completed the acquisition of JDS Pharmaceuticals, now Noven Therapeutics, which currently sells the oral products Pexeva® and Lithobid® through a focused psychiatry/CNS sales force.”

Eisenberg continued: “Looking ahead, we expect Noven Therapeutics to launch our Stavzor™ product in the second half of 2008, having received tentative approval from the FDA in December 2007. We also plan to begin pivotal Phase 3 studies for Mesafem™, our non-hormonal product for menopausal hot flashes, this year. While Mesafem™ and other developmental products will require significant investments in research and development and sales and marketing in the years ahead, we believe this will advance our mission to establish Noven as a dynamic specialty pharmaceutical company with diversified prospects, control over the success of our products, and substantially higher revenue and earnings growth rates.”

2007 Charges
Noven’s 2007 results included: (i) a one-time charge of $100.2 million in the third quarter relating to the portion of the JDS acquisition purchase price allocated to in-process research and development; (ii) a $3.3 million charge in the third quarter related to payments to Shire in connection with the voluntary withdrawal of a portion of Daytrana™ product (the “Withdrawal Charge”); and (iii) an aggregate $3.3 million charge in the fourth quarter related to separation arrangements associated with the retirement of certain executive officers (the “Separation Charge”). Together, these charges are referred to in this press release as the “2007 Charges.”

Full-Year Results
Including the impact of the 2007 Charges, Noven reported a net loss for 2007 of $45.4 million or $1.84 loss per share compared to net income of $16.0 million or $0.66 diluted earnings per share in 2006. Excluding the 2007 Charges and related tax effects, 2007 net income would have been $23.6 million or $0.94 diluted earnings per share.

Noven’s net revenues for 2007 increased 37% from 2006 to $83.2 million, reflecting an aggregate $9.2 million in sales of Pexeva® and Lithobid®, a full year of Daytrana™ sales, higher sales of Vivelle-Dot®, and higher license revenues due to the amortization of Daytrana™ milestone payments received in 2007 and 2006.

Gross margin, as a percentage of product sales, increased to 37% in 2007 from 24% in 2006, reflecting higher overall product revenues, greater manufacturing facility utilization, and the margin contribution of Noven Therapeutics’ products, which have higher margins than Noven Transdermals’ products. Daytrana™ gross margin was negatively affected in 2007 by production and yield issues, a portion of the Withdrawal Charge, and increased quality assurance activities and costs.

Research and development expenses for 2007 increased 22% from 2006 to $14.0 million, primarily due to higher clinical research activities at Noven Transdermals and to $1.5 million in research and development expenses at recently-acquired Noven Therapeutics.

Selling, general and administrative expenses increased 82% from 2006 to $39.6 million, reflecting the addition of $10.2 million in Noven Therapeutics expenses ($8.1 million of which were sales and marketing expenses, including costs associated with the expected launch of Stavzor™), the $3.3 million Separation Charge, $2.2 million of the Withdrawal Charge, and a $1.6 million increase in professional fees.

In 2007, Noven recognized a record $35.9 million in earnings from Novogyne Pharmaceuticals, the women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation, representing a 25% increase over 2006.

Novogyne’s net income for 2007 increased 22% from 2006 to $79.8 million. Novogyne’s 2007 net revenues increased 12% to $148.0 million, primarily due to increased sales of Vivelle-Dot®. Novogyne’s gross margin percentage for 2007, at 79%, was slightly higher than 2006 levels, and its selling, general and administrative expenses increased 2% to $38.1 million, primarily due to increased samples expense and sales force costs in support of Vivelle-Dot®.

2007 Fourth Quarter Results
Including the impact of the $3.3 million Separation Charge, Noven’s net income for the quarter ended December 31, 2007 (the “fourth quarter”) was $1.0 million or $0.04 diluted earnings per share compared to net income of $7.1 million or $0.29 diluted earnings per share for the quarter ended December 31, 2006 (the “2006 fourth quarter”). Excluding the Separation Charge and related tax effects, fourth quarter 2007 net income would have been $3.4 million or $0.14 diluted earnings per share.

Noven’s net revenues for the fourth quarter were $23.2 million, a 35% increase from the $17.2 million reported in the 2006 fourth quarter, primarily reflecting $5.9 million in sales of Pexeva® and Lithobid®.

Gross margin, as a percentage of product sales, was 28% in the fourth quarter compared to 30% in the 2006 fourth quarter, reflecting lower transdermal product revenues, Daytrana™ production and yield issues, and increased quality assurance activities and costs, partially offset by the margin contribution of Noven Therapeutics’ products, which have higher margins than Noven Transdermals’ products.

Research and development expenses for the fourth quarter increased 44% from the 2006 fourth quarter to $3.7 million, primarily due to $1.0 million in research and development expenses at recently-acquired Noven Therapeutics.

Selling, general and administrative expenses increased to $16.6 million from $5.3 million in the 2006 fourth quarter, reflecting $6.7 million in Noven Therapeutics expenses ($5.3 million of which were sales and marketing expenses) and the $3.3 million Separation Charge.

Noven recognized $10.8 million in earnings from Novogyne in the fourth quarter, representing a 16% increase over the 2006 fourth quarter.

Novogyne’s fourth quarter net income increased 15% from the 2006 fourth quarter to $22.2 million. Novogyne’s fourth quarter net revenues increased 11% to $40.1 million, primarily due to increased sales of Vivelle-Dot®. Novogyne’s fourth quarter gross margin percentage, at 80%, was slightly improved over the 2006 fourth quarter, and its selling, general and administrative expense increased 10% to $10.1 million in the fourth quarter, primarily due to higher selling and promotional expenses in support of Vivelle-Dot®.

Balance Sheet
At December 31, 2007, Noven had $14.0 million in cash and cash equivalents, $21.6 million in short-term investments, and $32.8 million in other investments (non-current). This compares with $9.1 million in cash and cash equivalents and $144.5 million in short-term investments at December 31, 2006. The net decrease primarily reflects the payment of $130.4 million in the acquisition of JDS Pharmaceuticals, tax payments of $23.7 million, and $5.1 million used in the third quarter to purchase shares under Noven’s share repurchase program, partially offset by the receipt of an aggregate $50.0 million in Daytrana™ milestone payments, $28.8 million in distributions received from Novogyne, and $5.9 million received from Shire in connection with Noven’s amphetamine patch development program.

Noven’s investments at December 31, 2007, consisted of $54.4 million in auction rate securities (“ARS”), $32.8 million of which have been classified as non-current on Noven’s balance sheet following failed auctions occurring since mid-February 2008. Noven liquidated approximately $17.6 million in ARS subsequent to December 31, 2007. Noven believes its ARS are of high credit quality, as over 75% carry an AAA or AA credit rating, and all are considered investment grade securities. Noven’s ARS are collateralized primarily by tax-exempt municipal bonds, and to a lesser extent, guaranteed student loans. Noven does not hold any ARS collateralized by mortgages or collateralized debt obligations. None of Noven’s ARS were classified as impaired at December 31, 2007. Noven continues to monitor the market for ARS and to consider its impact on the fair market value of Noven’s investments.

2007 Prescription Update
Total prescriptions for Vivelle-Dot® increased 4% in 2007 compared to 2006, and total prescriptions for Novogyne’s products, taken as a whole, increased 2%. By comparison, the overall U.S. hormone therapy market declined 8% for the same period.

Total prescriptions for Daytrana™ (launched in June 2006) increased 165% in 2007 compared to 2006, reflecting the impact of the first full year of sales. Prescriptions for ADHD stimulant therapies as a class increased 8% in 2007 compared to 2006. Comparing the fourth quarter to the 2006 fourth quarter, Daytrana™ prescriptions increased 10%, while prescriptions for the class increased 7% for the same period.

Total prescriptions for Pexeva® increased 16% for full-year 2007 compared to full-year 2006. Prescriptions for the SSRI class of antidepressants increased 2% in 2007 compared to 2006. Reflecting ongoing generic substitution, total prescriptions for Lithobid® decreased 41% in 2007 compared to 2006.

Non-GAAP Financial Information
Under accounting principles generally accepted in the United States (“GAAP”), “net income (loss)” and “diluted earnings (loss) per share” include all charges for the periods reported.  In addition to results determined in accordance with GAAP, in this press release Noven has provided net income and diluted earnings per share for the three and twelve month periods ended December 31, 2007 excluding the 2007 Charges.  Noven believes that comparing Noven’s period-to-period financial results without giving effect to those items, as appropriate, may be helpful to investors to permit them to compare Noven’s period-to-period financial results on a more uniform basis.  For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan its future business activities.  These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.  Adjusted net income and adjusted diluted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 8:30 a.m. Eastern time this morning, March 27. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay will be available beginning March 27 through March 29 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 279741. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a specialty pharmaceutical company engaged in the research, development, manufacture, marketing and sale of prescription pharmaceutical products. Noven’s commercialized transdermal products utilize its proprietary DOT Matrix® drug delivery technology and include Vivelle-Dot® (estradiol transdermal system), the most prescribed estrogen patch in the U.S., and Daytrana™ (methylphenidate transdermal system), the first and only patch approved for the treatment of ADHD. Oral products currently offered through the Noven marketing and sales infrastructure consist of Pexeva® (paroxetine mesylate) and Lithobid® (lithium carbonate). Developmental products in psychiatry consist of Stavzor™ (delayed release valproic acid capsule), Lithium QD (once-daily lithium carbonate), and Stavzor™ ER (extended release valproic acid capsule). The development program in women’s health consists of Mesafem™ (low-dose paroxetine mesylate), a non-hormonal product scheduled to enter Phase 3 clinical trials for vasomotor symptoms (hot flashes). See www.noven.com for additional information.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.

These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Regulatory Matters - the risk that Noven’s response to the FDA warning letter that Noven received in January 2008 may not be acceptable to the FDA or address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or product recall, injunction, seizure, suspension of production or withdrawal of product approval would have a material adverse effect on Noven, including the loss of product sales, potentially significant costs associated therewith and the potential for litigation related to this matter; Daytrana™ - the risk that Daytrana™ could be adversely affected by a number of factors, including: (i) the 2007 market withdrawal of Daytrana™ as well as any potential continuing issues relating to difficulties in removing the release liner from the Daytrana™ patch, (ii) if Noven is unable to adequately resolve the Daytrana-related issues raised by the FDA in the warning letter and August 2007 Form 483, (iii) new market entrants, including from other ADHD products marketed or under development by Shire, (iv) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, and (v) delays or inability to obtain necessary DEA methylphenidate procurement quota; the risk that any adverse effect to the market for Daytrana™ due to the foregoing or other factors could adversely affect Noven’s results of operations and/or its financial position, including limiting Noven’s ability to achieve the additional milestone payments under its agreement with Shire, and the risk that past Daytrana™ results may not be indicative of future Daytrana™ results; Noven’s Pipeline - uncertainties as to the cost and success of ongoing and planned clinical trials and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approval of Stavzor™ and other products, including timing, the possibility that the Stavzor™ launch may be delayed, the risk that any expected period of exclusivity for a new product may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the risk that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts, and the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development program; Liquidity – liquidity and investment risks related to Noven’s auction rate securities, including the risk that Noven’s liquidity will be adversely affected to the extent that auctions for its auction rate securities experience further failures and the risk that Noven would be required to record an impairment charge if Noven determines that it is necessary to lower the carrying value of its auction rate securities to reflect the prevailing fair market value; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch® product; and risks and uncertainties related to the fact that Vivelle-Dot® comprises a substantial majority of Novogyne’s aggregate total prescriptions; Other – risks associated with Noven’s current transition of executive leadership, including those related to the identification, recruitment, hiring and ultimate retention of qualified senior executives. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Noven Pharmaceuticals, Inc. and Subsidiaries

Statements of Operations Data:
(amounts in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Product revenues – Novogyne:
Product sales	$6,451	$5,724	$22,425	$19,714
Royalties	1,694	1,707	7,458	6,845

Total product revenues — Novogyne	8,145	7,431	29,883	26,559
Product revenues – third parties	9,933	6,119	35,553	21,767

Total product revenues	18,078	13,550	65,436	48,326
Contract and license revenues:
Contract	278	854	457	1,966
License	4,836	2,838	17,268	10,397

Total contract and license revenues	5,114	3,692	17,725	12,363
Net revenues	23,192	17,242	83,161	60,689
Costs and expenses:
Cost of products sold – Novogyne	3,153	3,798	13,683	14,102
Cost of products sold – third parties	9,812	5,642	27,334	22,406

Total cost of products sold	12,965	9,440	41,017	36,508
Acquired in-process research and
development	—	—	100,150	—
Research and development	3,678	2,555	13,978	11,454
Selling, general and administrative	16,568	5,315	39,571	21,701

Total costs and expenses	33,211	17,310	194,716	69,663

Loss from operations	(10,019)	(68)	(111,555)	(8,974)
Equity in earnings of Novogyne	10,825	9,309	35,850	28,632
Interest income, net	703	1,382	5,454	4,272

Income (loss) before income taxes	1,509	10,623	(70,251)	23,930
Provision (benefit) for income taxes	460	3,503	(24,875)	7,942

Net income (loss)	$1,049	$7,120	$(45,376)	$15,988

Basic earnings (loss) per share	$0.04	$0.30	$(1.84)	$0.67

Diluted earnings (loss) per share	$0.04	$0.29	$(1.84)	$0.66

Weighted average number of common shares outstanding:
Basic	24,552	23,921	24,728	23,807

Diluted	24,796	24,578	24,728	24,252

			As of December 31,

Balance Sheet Data:			2007	2006

(amounts in thousands) (unaudited)
Cash and cash equivalents			$13,973	$9,144
Short-term investments			21,565	144,455
Other investments (non-current)			32,835	—
Investment in Novogyne			24,310	23,296
Total assets			286,698	281,365
Deferred license and contract revenues			105,244	90,799
Stockholders’ equity			134,294	176,675

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:

(amounts in thousands, except per share amounts) (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2007			December 31, 2007

	Non-			Non-
	GAAP(1)	Adjustments	GAAP(3)	GAAP (2)	Adjustments	GAAP (3)

Net revenues	$23,192	$—	$23,192	$83,987	$(826)	$83,161
Costs and expenses:
Cost of products sold	12,965	—	12,965	40,705	312	41,017
Acquired in-process R&D	—	—	—	—	100,150	100,150
Research and development	3,678	—	3,678	13,978	—	13,978
Selling, general and administrative	13,185	3,383	16,568	34,068	5,503	39,571

Total costs and expenses	29,828	3,383	33,211	88,751	105,965	194,716

Loss from operations	(6,636)	(3,383)	(10,019)	(4,764)	(106,791)	(111,555)
Equity in earnings of Novogyne	10,825	—	10,825	35,850	—	35,850
Interest income, net	703	—	703	5,454	—	5,454

Income (loss) before income taxes	4,892	(3,383)	1,509	36,540	(106,791)	(70,251)
Provision (benefit) for income taxes	1,500	(1,040)	460	12,938	(37,813)	(24,875)

Net income (loss)	$3,392	$(2,343)	$1,049	$23,602	$(68,978)	$(45,376)

Basic earnings (loss) per share	$0.14	$(0.10)	$0.04	$0.95	$(2.79)	$(1.84)

Diluted earnings (loss) per share	$0.14	$(0.10)	$0.04	$0.94	$(2.78)	$(1.84)

Weighted average number of common shares outstanding:
Basic	24,552	—	24,552	24,728	—	24,728

Diluted (4)	24,796	—	24,796	25,146	(418)	24,728

(1)	Non-GAAP amounts for the three-month period exclude a total of $3.4 million in fourth quarter charges related to separation arrangements associated with the retirement of certain executive officers and to an immaterial amount related to the voluntary market withdrawal of a portion of Daytrana™ product by Shire.

(2)	Non-GAAP amounts for the twelve-month period exclude: (i) IPR&D of $100.2 million, which was immediately expensed following the completion of the acquisition of JDS; (ii) a $3.3 million charge associated with the voluntary market withdrawal of a portion of Daytrana™ product by Shire, and (iii) a $3.3 million fourth quarter charge related to separation arrangements associated with the retirement of certain executive officers.

(3)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(4)	Diluted weighted average number of shares outstanding for the three-month and twelve-month periods on a non-GAAP basis have been adjusted to include shares that were excluded from the GAAP calculation since such shares were anti-dilutive on a GAAP basis.